Exhibit 4.2

WETOUCH TECHNOLOGY INC.

DESCRIPTION OF SECURITIES

GENERAL

The following description of our capital stock is intended as a summary only. This description is based upon, and is qualified by reference to, our Amended and Restated Articles of Incorporation, as mended to date (our “certificate of incorporation”), our Amended and Restated Bylaws, as amended to date, (our “bylaws”), and applicable Nevada law. This summary may not complete. You should read our certificate of incorporation (including the certificate of amendment thereto) and our bylaws, which are incorporated by reference as exhibits to this Annual Report on Form 10-K, for the provisions that are important to you.

DESCRIPTION OF COMMON STOCK

We are authorized to issue 15,000,000 shares of common stock at a par value of $0.001 and as of April 15, 2024, we had 11,931,534 shares of common stock issued and outstanding. The voting, dividend and liquidation rights of the holders of shares of common stock are subject to, and qualified by, the rights of the holders of the preferred stock, if any, of the Company.

Dividend Rights

The holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available at the times and in the amounts that our board of directors may determine.

Voting Rights

Each holder of our common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our articles of incorporation, which means that the holders of a majority of our shares of common stock voted can elect all of the directors then standing for election.

DESCRIPTION OF PREFERRED STOCK

We are authorized to issue 10,000,000 shares of preferred stock at a par value of $0.001 and as of April 15, 2024, we had no shares of preferred stock issued and outstanding.

Preferred Stock

The preferred stock may be issued at any time or from time to time, in any one or more series, and any such series shall be comprised of such number of shares and may have such voting powers, whole or limited, or no voting powers, and such designations, preferences and relative, participating, options or other special rights and qualifications, limitations, or restrictions thereof, including liquidation preferences, as shall be stated and expressed in the board resolutions of the Company.